EQUI-VEST® Strategies (Series 902)

Equitable Financial Life Insurance Company of America

Issued through: Variable Account AA

Summary Prospectus for New Investors

December 21, 2022

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.equitable.com/ICSR#EQH164888. You can also obtain this information at no cost by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

The EQUI-VEST® Strategies (Series 902) contracts are variable and index-linked flexible premium deferred annuity contracts offered as a funding vehicle for employers’ sponsored retirement plans. This Summary Prospectus only describes EQUI-VEST® Strategies (Series 902). The contracts provide for the accumulation of retirement savings and for income. The contracts offer income and death benefit protection as well. They also offer a number of payout options.

You invest to accumulate value on a tax-deferred basis in one or more of our variable investment options, our guaranteed interest option or the Segments of the Structured Investment Option (“SIO”) (collectively, the “investment options”). Participants should carefully read the accompanying SIO prospectus, which contains additional information relating to the SIO.

You may cancel your contract within 10 days of receiving it without paying fees or penalties although if you invest in the Structured Investment Option the Segment Interim Value will apply. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total account value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract. If we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract, you may no longer be able to fund your guaranteed death benefit(s). This also means that you may no longer be able to increase your guaranteed death benefits through contributions and transfers.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Important information you should consider about the contract

FEES AND EXPENSES
Charges for Early Withdrawals

If you surrender your contract, apply your cash value to a non-life contingent annuity payment option, or withdraw money from the contract within 10 years following your last contribution, or during the first ten participation years depending on your plan, you will be assessed a withdrawal charge of up to 6% of account value withdrawn or contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $6,000 on a $100,000 investment.

There is an interim value adjustment for amounts withdrawn from a Segment of the SIO before Segment maturity which could result in up to a 90% loss of the Segment Investment. See the SIO prospectus for more information.

For additional information about the charges for surrenders and early withdrawals see “Withdrawal charge” in “Charges under the contracts” under “Charges and expenses” in the prospectus.

Transaction Charges

In addition to withdrawal charges, you may also be charged for other transactions (including loans and for special requests such as wire transfers, express mail, duplicate contracts, preparing checks, or third-party transfers or exchanges).

For additional information about transaction charges see “Charges under the contract” in “Charges and expenses” later in the prospectus.

Ongoing Fees and Expenses (annual charges)

The contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending on the options you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

	Annual Fee	Minimum	Maximum
	Base Contract(1)	0.00%	1.10%
	Investment options (Portfolio fees and expenses)(2)	0.55%	1.59%
	Optional benefits available for an additional charge (for a single optional benefit, if elected)(3)	0.15%	0.15%

(1)  Expressed as an annual percent of daily net assets in the variable investment options.

(2)  Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2021 and could change from year to year.

(3)  Expressed as an annual percentage of your account value.

Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the contract or make any other transactions, which could add withdrawal charges that substantially increase costs.

	Lowest Annual Cost $678	Highest Annual Cost $2,503

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Least expensive combination of contract and Portfolio fees and expenses

•   No optional benefits

•   No sales charges

•   No additional contributions, transfers, loans or withdrawals

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Most expensive combination of contract, optional benefits (Enhanced death benefit) and Portfolio fees and expenses

•   No sales charges

•   No additional contributions, transfers, loans or withdrawals

	For additional information about ongoing fees and expenses see “Fee Table” in the prospectus.

RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value.

For additional information about the risk of loss see “Principal risks of investing in the contract” later in the prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. A withdrawal charge may apply in certain circumstances and any withdrawals may also be subject to federal and state income taxes and tax penalties.

For additional information about the investment profile of the contract see “Fee Table” in the prospectus.

Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options available under the contract, (e.g., the Portfolios). Each investment option, including the guaranteed interest option and Segments of the SIO, has its own unique risks. You should review the investment options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Variable investment options”, “Guaranteed interest option”, and “Portfolios of the Trusts” in “Purchasing the Contract” in the prospectus, as well as, “Risk factors” in the SIO prospectus. See also Appendix “Portfolio Companies available under the contract” in the prospectus.

Insurance Company Risks

An investment in the contract is subject to the risks related to the Company. The Company is solely responsible to the contract owner for the contract’s account value and the guaranteed death benefits. The general obligations including the guaranteed interest option, SIO, and any guaranteed death benefits under the contract are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at www.equitable.com/selling-life-insurance/financial-strength-ratings.

For additional information about insurance company risks see “About the general account” in “More information” in the prospectus.

RESTRICTIONS
Investments

We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options and to limit the number of variable investment options which you may select. Such rights include, among others, combining any two or more variable investment options and transferring the account value from any variable investment option to another variable investment option.

For more information see “The Separate Account” in “More information” in the prospectus.

For additional information about the investment options, including information regarding volatility management strategies and techniques, see “Portfolios of the Trusts” in “Purchasing the Contract” in the prospectus. See also the SIO prospectus.

Optional Benefits

At any time, we have the right to limit or terminate your contributions, allocations and transfers to any of the investment options. Withdrawals may reduce the death benefit by an amount greater than the value withdrawn and could terminate the optional death benefit. Not all employer plans will offer loans. Loans are subject to restrictions under federal tax rules and ERISA. Automated transfer programs, including dollar cost averaging and asset rebalancing, are not available if you elect Semester Strategies.

Automated transfer programs, including dollar cost averaging and asset rebalancing, are not available if you elect the Semester Strategies program.

For additional information about the optional benefits see “Benefits available under the contract” in the prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a funding vehicle for employers’ Internal Revenue Code 403(b) plans: a 403(b) TSA annuity contract or 403(b)(7) custodial account and Internal Revenue Code Section 457(b) employee deferred compensation (“EDC”) plans. Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract.

For additional information about tax implications see “Tax information” in the prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” in the prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about exchanges see “Charge for third-party transfer or exchange” in “Charges and expenses” in the prospectus.

Overview of the contract

Purpose of the Contract

The contract is designed to help you accumulate assets through investments in underlying Portfolios, the guaranteed interest option, and the SIO during the accumulation phase. It can provide or supplement your retirement income by providing a stream of income payments during the annuity phase. It also provides death benefits to protect your beneficiaries. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently, or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the available investment options, which include:

•	Variable investment options;

•	guaranteed interest option;

•	Segments of the SIO which are index-linked investment options (see the SIO prospectus for more information); and

•	access to the Optional Semester Strategies program.

For additional information about each underlying Portfolio see Appendix: “Portfolio Companies available under the Contract” in this prospectus.

Income (Annuity) Phase

You enter the income phase when you annuitize your contract. During the income phase, you will receive a stream of fixed income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for life; (2) for life with a certain minimum number of payments; (3) for life with a certain minimum number of payments to the beneficiary upon the death of the annuitant; or (4) for life with a certain amount of payment. Please note that when you annuitize, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract. All accumulation phase benefits terminate upon annuitization and the contract has a maximum annuity commencement date.

Contract Features

The contract provides for the accumulation of retirement savings and income. The contract offers income, death benefit protection and offers various payout options.

Access to Your Money

During the accumulation phase you can take withdrawals from your contract unless prohibited by your employer’s plan. Withdrawals will reduce your account value and may be subject to withdrawal charges, income taxes and a tax penalty. Withdrawals will also generally reduce your death benefit and the amount of the reduction may be greater than the dollar amount of the withdrawal.

Death Benefits

Your contract includes a standard death benefit that pays your beneficiaries an amount equal to at least your contributions less adjusted withdrawals and outstanding loan balances and accrued interest. For an additional fee, you can purchase the enhanced death benefit which guarantees beneficiaries will receive a benefit that is at least equal to your highest adjusted account value on specified anniversaries. Once elected at enrollment, the enhanced death benefit cannot be terminated.

Rebalancing

You can elect to have your account value automatically rebalanced at no additional charge. We offer two rebalancing programs that you can use to automatically reallocate your account value among your variable investment options and the guaranteed interest option.

Contract Loans

Depending on the terms of your contract, you may be permitted to take loans from your account value. There are charges when taking a loan.

Benefits available under the contract

Summary of Benefits

The following tables summarize important information about the benefits available under the contract.

Death Benefits

Death benefit(s) available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/ Limitations
			Max	Current
Death benefit	Guarantees beneficiaries will receive a benefit at least equal to your contributions less adjusted withdrawals and the amounts of any outstanding loans and accrued interest.	Standard	No Additional Charge		• Withdrawals could significantly reduce benefit
Enhanced death benefit	Guarantees beneficiaries will receive a benefit that is at least equal to your highest adjusted account value on specified anniversaries.	Optional	0.15%(1)	0.15%(1)	• Available only at contract purchase • Restricted to owners under age 76 • You may not cancel once you elect this benefit • Withdrawals could significantly reduce or terminate benefit
(1) Expressed as a percentage of your account value.

Other Benefits

Other benefit(s) available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/ Limitations
			Max	Current
Rebalancing Option I(1) and Option II(2)	Periodically rebalance to your desired asset mix.	Optional	No Charge
Investment Simplifier	Transfer account value to selected investment options on a regular basis to potentially reduce the impact of market volatility.	Optional	No Charge		• Not generally available with Rebalancing
Semester Strategies program	We offer access to account services through SWBC Investment Advisory Services LLC (“SWBC”), an unaffiliated third party. SWBC is an independent registered investment advisory firm that assists retirement plan participants with investment advisory services, including model portfolio services.	Optional	No Charge		• Not generally available with Rebalancing
Participant Loans	Loans may be available to plan participants	Optional	Initial $25 and $6.25 quarterly interest determined by plan		• Not all employer plans will offer loans • Loans are subject to restrictions under federal tax laws and ERISA
(1)	Option I allows you to rebalance your account value among the variable investment options.
(2)	Option II allows you to rebalance your account value among the variable investment options and the guaranteed interest option.

Buying the Contract

You may purchase a contract by making payments to us that we call “contributions.” We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of contract purchased. Maximum contribution limitations also apply.

Maximum issue age

The maximum issue age for an annuitant is 80.

Minimum initial and subsequent contribution amounts

The minimum initial contribution is generally $20 for each type of contract. Subsequent contributions are allowed up to a certain maximum contribution limit.

Limitations on contributions to the contract

We reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. If we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract, you may no longer be able to fund your guaranteed death benefit.

When initial and subsequent contributions are credited

Initial Contribution

For certain employer-remitted salary reduction contracts, it is possible that we may receive your initial contribution prior to Equitable Advisors, LLC (Equitable Financial Advisors in Michigan and Tennessee), (“Equitable Advisors”) receiving your application. In this case, we will hold the contribution, whether received via check or wire, in a non-interest bearing “Special Bank Account for the Exclusive Benefit of Customers.”

If Equitable Advisors does not receive your application within 20 business days, we will return your contribution to your employer or its designee. If Equitable Advisors receives your application within this timeframe, Equitable Advisors will direct us to continue to hold your contribution in the special bank account noted immediately above while Equitable Advisors ensures that your application is complete and suitability standards are met. Equitable Advisors will either complete this process or instruct us to return your contribution to your employer or its designee within the applicable Financial Industry Regulatory Authority (“FINRA”) time requirements. Upon timely and successful completion of this review, Equitable Advisors will instruct us to transfer your contribution into our non-interest bearing suspense account and transmit your application to us, so that we can consider your application for processing.

If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information we require to issue your certificate is missing or unclear, we will hold your contribution while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to your employer or its designee, unless you or your financial professional acting on your behalf, specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

Subsequent Contributions

If we receive a subsequent contribution before the close of the NYSE (typically 4:00 pm eastern), we will credit that contribution that day. If we receive your subsequent contribution after the close of the NYSE, your contribution will be applied the next business day.

Additional limitations on contributions to the contract

Additional limitations on contributions and the source of contributions apply based on the type of contract, such as TSA or EDC contracts. Please see the tables in the “How you can purchase and contribute to your contract” in “Purchasing the Contract” to the Prospectus for detailed information. You can obtain the Prospectus by calling the number or accessing the website noted on the first page of this Summary Prospectus.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

You have several ways to access your account value before annuity payments begin. Generally, you may take partial withdrawals from your contract at any time or, depending on your specific situation, a systematic withdrawal plan or a lifetime RMD payments plan. Additionally, you may take a loan (if permitted by your Plan). You may also surrender your contract to receive its cash value at any time. If we receive a withdrawal or surrender request in good order before the close of the NYSE (typically 4:00 pm eastern), we will process the request that day. If we receive the request after the close of the NYSE, we will process the request on the next business day. We will generally send you the full requested withdrawal amount and deduct any applicable withdrawal charges from account value unless your request otherwise.

Withdrawals will reduce your account value and may be subject to withdrawal charges, income taxes and a tax penalty. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) guaranteed death benefits and may terminate your enhanced death benefit. Surrenders also may be subject to withdrawal charges, income taxes and a tax penalty if you are younger than 59 1⁄2.

Please see “Accessing your money” in the Prospectus for more information on the ways you may withdraw your account value.

There are different policies, restrictions and adjustments for amounts withdrawn from a Segment of the SIO before Segment maturity which could result in up to a 90% loss of the Segment Investment. See the SIO prospectus for more information.

Free withdrawal amount

Each participation year you can withdraw a certain amount from your contract without paying a withdrawal charge.

When to expect payments

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a payout annuity, transfers, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value.

Additional information about fees

The following tables describe the fees and expenses that you will pay when buying, owning, surrendering or making withdrawals from the contract. Each of the charges and expenses is more fully described in “Charges and expenses” in this prospectus. Please refer to the contract specifications page for information about the specific fees you will pay each year based on the options you have selected.

The first table describes the maximum fees and expenses that you will pay at the time that you surrender the contract, make certain withdrawals, transfers or request special services. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply. Charges for certain features shown in the fee table are mutually exclusive.

Transaction Expenses
Sales Load Imposed on Purchases	None
Withdrawal Charge (as a percentage of amount or contributions withdrawn)(1)	6.00%
Plan Loan Charge(2)	$25
Transfer Fee	None
Third Party Transfer or Exchange Fee	$65
Special Service Charges(3)	$90
Segment Interim Value (applies for distributions from a Segment of the SIO prior to the Segment Maturity Date)(4)	90% of Segment Investment

(1)

The charge percentage is deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount. For each contribution, we consider the participation year in which we receive that contribution to be “participation year 1.” For a complete description of charges, please see “Withdrawal charges” in “Charges and expenses” in the prospectus. See Appendix, “State contract availability and/or variations of certain features” in the prospectus for more information.

(2)	$25 maximum per loan when a loan is made. Your employer may elect to pay these charges.
(3)

Unless you specify otherwise, this charge will be deducted from the amount you request. Special service charges include (1) express mail charge; and (2) wire transfer charge. The charge for each service is $90. We may discontinue these services at any time.

(4)

The actual amount of the Segment Interim Value calculation is determined by a formula that depends on, among other things, the Segment Buffer and how the Index has performed since the Segment Start Date. The maximum loss would occur if there is a total distribution for a Segment at a time when the Index price has declined to zero. If you surrender or cancel your contract, die, transfer or make a withdrawal from a Segment before the Segment Maturity Date, the Segment Buffer will not necessarily apply to the extent it would on the Segment Maturity Date, and any upside performance will be limited to a percentage lower than the Performance Cap Rate. See the SIO prospectus for more information.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses
Annual Administrative Charge(1)	$65(2)
Base Contract Expenses (as a percentage of daily net assets in the variable investment options)	1.10%(3)
Optional Benefits Expenses
Enhanced death benefit charge (as a percentage of your account value)(4)	0.15%
Loan Administration(5)	$25

(1)

Depending on your Employer’s plan, we may be instructed to withdraw a plan operating expense charge from your account value for administrative and record-keeping services related to your certificate. The charge is determined through an arrangement between your Employer and a third party. We will remit the amount withdrawn to either your Employer or your Employer’s designee. Please refer to your certificate for more information.

(2)

The annual administrative charge is deducted from your account value on each participation date anniversary. The current annual administrative charge is the lesser of a current charge of $30 or 2% of your account value plus any prior withdrawals during the participation year. If the certificate is surrendered or annuitized, or a death benefit is paid on any date other than your participation date anniversary, we will deduct a pro rata portion of the annual administrative charge for that year. The annual administrative charge will be waived if you are enrolled in eDelivery on the date the charge is to be deducted. Please note: You can request a copy of the prospectus free of charge even if you are enrolled in eDelivery.

(3)	The current range for the Base Contract Expenses is 0% to 1.10%.
(4)

Deducted annually on each participation date anniversary for which the benefit is in effect. If the contract is surrendered or annuitized, or a death benefit is paid on any date other than the participation date anniversary, we will deduct a pro rata portion of the charge for that year.

(5)

$6.25 per quarter for the administration of the outstanding loan amount. This charge is expressed on a per plan participant basis. Interest is charged on the loan at a rate set by your plan and is credited back to your contract as you repay the loan.

The next item shows the minimum and maximum total operating expenses charged by the underlying Portfolios that you may pay periodically during the time that you own the contract. A complete list of Portfolios available under the contact, including their annual expenses, may be found at the back of this document. See “Appendix: Portfolio Companies available under the contract.” These expenses are for the period ended December 31, 2021, and may fluctuate from year to year.

Annual Portfolio Expenses	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and other expenses)*	0.56%	2.57%
Annual Portfolio Expenses after Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and other expenses)**	0.55%	1.59%

*	“Annual Portfolio Expenses” may be based, in part, on estimated amounts of such expenses.
**

“Annual Portfolio Expenses” are based, in part, on estimated amounts of such expenses. Pursuant to a contract, Equitable Investment Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated Portfolios through April 30, 2023 (“Expense Limitation Arrangement”) (unless the Trust’s Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by Equitable Investment Management Group, LLC at any time after April 30, 2023. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios.

Example

This Example is intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. The costs include transaction expenses, annual contract expenses, and annual Portfolio expenses.

The Example assumes that you invest $100,000 in the contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of annual Portfolio expenses, as well as, the Enhanced Death Benefit.

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

If you surrender your contract or annuitize (under a non-life option) at the end of the applicable time period				If you do not surrender your contract
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$8,491	$14,861	$21,491	$33,778	$2,982	$9,128	$15,524	$32,679

Appendix: Portfolio Companies available under the contract

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.equitable.com/ICSR#EQH164888. You can request this information at no cost by calling (877) 522-5035 or by sending an email request to EquitableFunds@dfinsolutions.com.

The current expenses and performance information below reflects fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Affiliated Portfolio Companies:

TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses		Average Annual Total Returns (as of 12/31/2021)
				1 year	5 year	10 year
Specialty	1290 VT Convertible Securities - Equitable Investment Management Group, LLC (“EIMG”); SSGA Funds Management, Inc.	0.96	%^	1.04%	13.77%	—
Specialty	1290 VT GAMCO Mergers & Acquisitions - EIMG; GAMCO Asset Management, Inc.	1.28	%^	11.34%	3.81%	4.69%
Equity	1290 VT GAMCO Small Company Value - EIMG; GAMCO Asset Management, Inc.	1.05%		25.15%	10.62%	12.52%
Fixed Income	1290 VT High Yield Bond - EIMG; AXA Investment Managers US Inc., Post Advisory Group, LLC	1.05	%^	3.95%	5.41%	—
Specialty	1290 VT Multi-Alternative Strategies - EIMG	1.59	%^	3.09%	—	—
Specialty	1290 VT Natural Resources - EIMG; AllianceBernstein L.P.	0.92	%^	30.04%	3.26%	—
Specialty	1290 VT Real Estate - EIMG; AllianceBernstein L.P.	0.90	%^	25.80%	7.75%	—
Equity	1290 VT Small Cap Value - EIMG; Blackrock Investment Management, LLC, Horizon Kinetics Asset Management LLC	1.15	%^	38.52%	11.39%	—
Equity	1290 VT SmartBeta Equity ESG - EIMG; AXA Investment Managers US Inc.	1.10	%^	23.08%	14.65%	—
Equity	1290 VT Socially Responsible - EIMG; BlackRock Investment Management, LLC	0.90%		30.29%	18.59%	16.53%
Equity	EQ/AB Small Cap Growth - EIMG; AllianceBernstein L.P.	0.90%		12.90%	17.28%	14.90%
Equity	EQ/AB Sustainable U.S. Thematic - EIMG; AllianceBernstein L.P.	1.00	%^	—	—	—
Asset Allocation	EQ/Aggressive Allocation† - EIMG	1.14%		17.14%	12.85%	11.45%
Equity	EQ/American Century Mid Cap Value - EIMG; American Century Investment Management, Inc.	1.00	%^	23.02%	—	—
Equity	EQ/Capital Group Research - EIMG; Capital International, Inc.	0.97	%^	23.06%	19.20%	16.34%
Equity	EQ/Common Stock Index - EIMG; AllianceBernstein L.P.	0.68%		24.93%	17.20%	15.53%
Asset Allocation	EQ/Conservative Allocation† - EIMG	1.00	%^	2.70%	4.46%	3.64%
Asset Allocation	EQ/Conservative-Plus Allocation† - EIMG	1.07%		6.76%	6.90%	5.90%
Fixed Income	EQ/Core Plus Bond - EIMG; AXA Investment Managers, US Inc., Brandywine Global Investment Management, LLC, Loomis, Sayles & Company, L.P.	0.95	%^	-1.53%	4.19%	2.98%
Equity	EQ/Equity 500 Index - EIMG; AllianceBernstein L.P.	0.55	%^	27.98%	17.78%	15.84%
Equity	EQ/Fidelity Institutional AM® Large Cap - EIMG; FIAM LLC	0.87	%^	25.22%	—	—
Equity	EQ/Franklin Rising Dividends - EIMG; Franklin Advisers, Inc.	0.87	%^	26.76%	—	—
Equity	EQ/Franklin Small Cap Value Managed Volatility† - EIMG; BlackRock Investment Management, LLC, Franklin Mutual Advisers, LLC	1.05	%^	19.61%	10.43%	12.07%
Equity	EQ/Goldman Sachs Mid Cap Value - EIMG; Goldman Sachs Asset Management L.P.	1.09	%^	30.49%	—	—
Fixed Income	EQ/Intermediate Government Bond - EIMG; SSGA Funds Management, Inc.	0.65	%^	-2.18%	1.47%	0.90%
Equity	EQ/International Equity Index - EIMG; AllianceBernstein L.P.	0.79%		10.91%	8.03%	6.81%
Equity	EQ/International Managed Volatility† - EIMG; AllianceBernstein L.P., BlackRock Investment Management, LLC	0.91%		10.59%	8.77%	6.97%
Equity	EQ/Invesco Comstock - EIMG; Invesco Advisers, Inc.	1.00	%^	33.02%	11.27%	12.58%
Equity	EQ/Invesco Global - EIMG; Invesco Advisers, Inc.	1.15	%^	15.10%	17.60%	13.64%
Equity	EQ/Janus Enterprise - EIMG; Janus Henderson Investors US LLC	1.04%		16.83%	18.93%	12.40%
Equity	EQ/JPMorgan Value Opportunities - EIMG; J.P. Morgan Investment Management Inc.	0.96%		23.18%	11.70%	14.05%
Equity	EQ/Large Cap Growth Index - EIMG; AllianceBernstein L.P.	0.71%		26.70%	24.37%	18.92%
Equity	EQ/Large Cap Value Index - EIMG; AllianceBernstein L.P.	0.73%		24.20%	10.43%	12.20%

TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses		Average Annual Total Returns (as of 12/31/2021)
				1 year	5 year	10 year
Equity	EQ/Lazard Emerging Markets Equity - EIMG; Lazard Asset Management LLC	1.35	%^	5.92%	—	—
Fixed Income	EQ/Long-Term Bond - EIMG	0.65	%^	—	—	—
Equity	EQ/MFS International Growth - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.10	%^	9.35%	13.97%	9.75%
Equity	EQ/MFS International Intrinsic Value - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.15	%^	10.24%	—	—
Equity	EQ/MFS Mid Cap Focused Growth - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.10	%^	18.83%	—	—
Specialty	EQ/MFS Utilities Series - EIMG; Massachusetts Financial Services Company d/b/a MFS Investment Management	1.05	%^	13.92%	—	—
Equity	EQ/Mid Cap Index - EIMG; AllianceBernstein L.P.	0.66	%^	23.87%	12.32%	13.42%
Asset Allocation	EQ/Moderate Allocation† - EIMG	1.07%		8.43%	8.07%	6.92%
Asset Allocation	EQ/Moderate-Plus Allocation† - EIMG	1.11%		12.67%	10.55%	9.26%
Cash/Cash Equivalent	EQ/Money Market* - EIMG; BNY Mellon Investment Adviser, Inc.	0.70%		0.16%	0.71%	0.35%
Equity	EQ/Morgan Stanley Small Cap Growth - EIMG; BlackRock Investment Management, LLC, Morgan Stanley Investment Management, Inc.	1.17	%^	2.78%	26.15%	—
Fixed Income	EQ/PIMCO Global Real Return - EIMG; Pacific Investment Management Company LLC	0.92	%^	4.01%	4.72%	—
Equity	EQ/Small Company Index - EIMG; AllianceBernstein L.P.	0.62%		15.10%	11.78%	12.83%
Equity	EQ/T. Rowe Price Growth Stock - EIMG; T. Rowe Price Associates, Inc.	1.00	%^	13.82%	21.74%	18.20%
Specialty	EQ/T. Rowe Price Health Sciences - EIMG; T. Rowe Price Associates, Inc.	1.20	%^	9.51%	—	—
Equity	EQ/Value Equity - EIMG; Aristotle Capital Management, LLC	0.91%		25.38%	9.61%	11.64%
Specialty	EQ/Wellington Energy - EIMG; Wellington Management Company LLP	1.19	%^	35.48%	—	—
Asset Allocation	Equitable Conservative Growth MF/ETF - EIMG	1.20	%^	10.10%	9.09%	—
Asset Allocation	Equitable Growth MF/ETF - EIMG	1.15	%^	—	—	—
Asset Allocation	Equitable Moderate Growth MF/ETF - EIMG	1.10	%^	—	—	—
Equity	Multimanager Aggressive Equity - EIMG; 1832 Asset Management U.S. Inc., AllianceBernstein L.P., T. Rowe Price Associates, Inc., Westfield Capital Management Company, L.P.	0.95%		20.49%	23.74%	18.39%
Specialty	Multimanager Technology - EIMG; AllianceBernstein L.P., Wellington Management Company LLP	1.24	%^	20.81%	29.43%	22.07%
^	This Portfolio’s annual expenses reflect temporary fee reductions.
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” for more information regarding volatility management.

*

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

Unaffiliated Portfolio Companies:

TYPE	Portfolio Company - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 year	5 year	10 year
Fixed Income	Fidelity® VIP Investment Grade Bond Portfolio - Fidelity Management and Research Company (FMR)	0.64%	-0.90%	4.08%	3.29%

EQUI-VEST® Strategies (Series 902)

Issued by

Equitable Financial Life Insurance Company of America

This prospectus describes the important features of the contract and provides information about Equitable Financial Life Insurance Company of America (the “Company”, “we”, “our” and “us”).

We have filed with the Securities and Exchange Commission a Statement of Additional Information (“SAI”) that include additional information about EQUI-VEST® Strategies (Series 902), the Company and Variable Account AA. The Prospectus and SAI, each dated December 21, 2022, are incorporated by reference into this Summary Prospectus. The Prospectus and SAI are available free of charge. To request a copy of her document, to ask about your contract, or to make other investor inquiries, please call (800) 628-6673. The Prospectus and SAI are also available at our website, www.equitable.com/ICSR#EQH164888.

Class/Contract Identifier: C000238654